Exhibit 99.1



   Synagro Technologies, Inc. Announces Payment of Dividends on Common Stock


           HOUSTON--(BUSINESS WIRE)--July 5, 2005--Synagro Technologies, Inc. (NASDAQ SmallCap and ArcaEx Markets:SYGR), ("the Company") announced today that its Board of Directors has declared a cash dividend of $0.10 per common share to all of its shareholders of record as of July
18, 2005. The dividend is payable on August 2, 2005. This is the initial dividend pursuant to the Company's recently adopted dividend policy under which it currently expects to pay quarterly dividends at an annual rate of approximately $0.40 per common share.
           Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

           Safe Harbor Statement

           This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business;
the risk of early termination of customer contracts; our level of debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; the effect of the restrictions in our senior secured credit facility on our operation; and our ability to service our debt. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.


    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700